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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share


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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (In thousands, except per share data)

                                                                     Three Months Ended
                                                                           March 31,
                                                                  2000                 1999
                                                                --------             --------
                                                              (As restated)

Net loss                                                        ($ 3,762)            ($ 3,032)

Deduct:
Accretion, discount and dividends on preferred stock                 540                  124
                                                                --------             --------

Net loss applicable to common shareholders                      ($ 4,302)            ($ 3,156)
                                                                ========             ========

Weighted average number of common shares outstanding              30,566               11,752
                                                                ========             ========

Basic loss per share                                            ($  0.14)            ($  0.27)
                                                                ========             ========

Net Loss for diluted loss per share computation                 ($ 3,762)            ($ 3,032)
                                                                ========             ========

Weighted average number of common shares outstanding              30,566               11,752
Common share equivalent applicable to:
       Series A convertible preferred stock                           40                   40
       Series D convertible preferred stock                            0                1,644
       Warrants                                                    4,559                  279
       Stock options                                                  40                  306
Less common stock acquired with net proceeds                       4,639                1,321

Weighted average number of common shares
and common share equivalents used to compute                    --------             --------
diluted loss per share                                            30,566               12,700
                                                                ========             ========
Diluted loss per share                                          ($  0.11)            ($  0.24)
                                                                ========             ========